EXHIBIT 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS THIRD-QUARTER FINANCIAL RESULTS
•	Diluted EPS from continuing operations increase to $0.50 — up 9% from strong year-ago period
•	Sales from continuing operations rise 7% to $91.6 million on 11% growth in shipments
•	Exit from industrial wire business and closure of Virginia facility proceed on plan
•	Insteel added to Russell 3000® and 2000® Indexes
MOUNT AIRY, N.C., July 20, 2006 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced its financial results for the third quarter ended July 1, 2006. Diluted earnings per share from continuing operations for the quarter increased 9% to $0.50 compared with $0.46 for the same period last year. Earnings from continuing operations increased 5% to $9.1 million from $8.6 million a year ago. Including the results of discontinued operations, net earnings were $6.9 million, or $0.38 per diluted share compared with $8.5 million, or $0.45 per diluted share in the prior year. Sales from continuing operations increased 7% to $91.6 million from $85.6 million last year. Shipments increased 11% while average selling prices decreased 3%.
For the nine-month period ended July 1, 2006, diluted earnings per share from continuing operations increased 41% to $1.35 compared with $0.96 for the same period last year. Earnings from continuing operations increased 38% to $24.9 million from $18.1 million a year ago. Including the results of discontinued operations, net earnings were $22.0 million, or $1.19 per diluted share compared with $18.7 million, or $0.99 per diluted share in the prior year. Sales from continuing operations increased 11% to $247.0 million from $222.7 million last year. Shipments increased 19% while average selling prices decreased 7%.
“Insteel’s solid results for the third quarter were largely driven by the continuation of strong demand for our concrete reinforcing products,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Shipments were favorably impacted by the ongoing improvement in nonresidential and infrastructure construction activity and selling prices were relatively stable during the quarter. The strong market environment enabled us to run most of our manufacturing facilities on full operating schedules which favorably impacted unit conversion costs.”
Gross profit from continuing operations for the third quarter increased 3% to $18.5 million, or 20.2% of net sales from $18.0 million, or 21.0% of net sales in the prior year due to the higher shipments. For the nine-month period, gross profit increased 23% to $52.6 million, or 21.3% of net sales from $42.7 million, or 19.2% of net sales in the prior year due to the higher shipments and lower unit conversion costs.
“The year-over-year decline in gross margin for the quarter was primarily due to increasing manufacturing costs together with the sale of inventories valued at higher costs reflecting raw materials purchased in prior periods,” commented Woltz. “In response to the recent upturn in raw material cost, we
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

implemented price increases in most of our markets in late June which are expected to have a more significant effect on margins during the fourth quarter.”
Operating Cash Flow
Operating activities of continuing operations generated $9.5 million of cash for the third quarter compared with $21.2 million for the year-ago period primarily due to the year-over-year changes in net working capital. Net working capital used $0.8 million of cash in the current year quarter while providing $12.0 million in the year-ago quarter primarily due to the $11.4 million increase in accounts payable and accrued expenses in the prior year largely related to the restoration of traditional payment terms with suppliers. The strong operating cash flow for the quarter enabled the Company to repay the $3.8 million balance outstanding on its revolving credit facility and increase its cash position to $2.7 million. For the nine-month period, net cash provided by operating activities of continuing operations increased 14% to $32.4 million from $28.3 million in the prior year period primarily due to the increase in earnings from continuing operations.
Exit from Industrial Wire Business
Insteel’s previously announced exit from the industrial wire business proceeded as planned during the quarter. Manufacturing activities at the Fredericksburg, Virginia facility ceased in June and the Company is currently in the process of liquidating the assets of the business. From a strategic standpoint, the completion of the plant closure narrows Insteel’s focus to its core concrete reinforcing products business.
The industrial wire business has been accounted for as a discontinued operation for financial reporting purposes and excluded from the Company’s continuing operations in the current and prior year periods. In connection with the plant closure, the Company recorded an after-tax loss totaling approximately $2.1 million, or $0.12 per diluted share during the third quarter for non-cash impairment charges to write down the carrying values of the assets to be sold ($1.0 million), and for operating losses and closure-related costs ($1.1 million). The impairment and closure-related charges are subject to adjustment based upon the final net proceeds realized from the liquidation of the property, plant and equipment and the actual closure costs incurred.
Growth Initiatives
Insteel has revised its capital expenditure plan to provide for the acceleration of certain outlays and increases in the cost of certain equipment additions. Capital expenditures are now expected to rise to $18.0 million in 2006 and $13.0 million in 2007 with the largest outlays earmarked for expansions in the Company’s prestressed concrete strand (“PC strand”) and engineered structural mesh (“ESM”) operations. The actual timing of these expenditures as well as the amounts are subject to change based on adjustments in the project timelines, future market conditions and Insteel’s financial performance.
“We are proceeding with the execution of our capital investment plan which is focused on operating cost reductions together with capacity expansions in certain of our markets,” commented Woltz. “We are on track to start up our Tennessee PC strand expansion during the current quarter. The ESM expansion in our North Carolina plant should come on line during the first fiscal quarter of 2007 and we expect an additional ESM production line to begin operations in the third fiscal quarter of 2007. These projects should enable the Company to reduce its unit operating costs and provide additional capacity to support Insteel’s growth initiatives. When operating on a full schedule, we believe that each ESM production line
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Insteel Industries, Inc.

should generate incremental revenues of $16 to $20 million annually based on current average selling prices. The actual incremental revenues provided will ultimately be determined by future changes in product mix across our production lines as well as general market conditions. The Tennessee PC strand expansion is expected to increase our PC strand capacity by $25 — $30 million annually at current average selling prices, although a significant component of the project justification is the expected reduction in operating costs from consolidating all of the production activities at this location into one facility.”
Outlook
Commenting on the outlook for the remainder of fiscal 2006 and for fiscal 2007, Woltz said, “We expect that demand for Insteel’s concrete reinforcing products will continue to be favorably impacted by the positive spending trends for nonresidential and infrastructure construction. In view of our broad geographic footprint and the strategic location of our facilities, we believe that we are well-positioned to capitalize on the anticipated growth in our markets.
Following an extended decline beginning in early 2005, raw material costs are on the rise and expected to increase over the remainder of the calendar year. Up to this point we have implemented price increases that are sufficient to offset these rising costs. Assuming that business conditions and demand for our products remain strong, we expect to recover future cost increases through further increases in selling prices, enabling us to extend our favorable financial performance trends.”
Addition to Russell Indexes
Insteel also announced that it had recently been added to the Russell 3000® and 2000® Indexes in connection with the annual reconstitution of the indexes by the Russell Investment Group. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.
The Russell 3000® Index measures the performance of the 3,000 largest U.S. companies based upon market capitalization. The Russell 2000® Index measures the performance of the 2,000 smallest companies in the Russell 3000® and is widely used as a benchmark for small-cap stocks. Index membership was effective July 3 and will remain in place for one year.
“We are pleased to have been added to the Russell indexes and consider it a significant achievement for the Company,” said Michael C. Gazmarian, Insteel’s Chief Financial Officer and Treasurer. “Insteel’s inclusion should benefit our shareholders by increasing the Company’s visibility with investors and institutions that utilize the Russell indexes as part of their investment strategy.”
Stock Repurchase Program
Insteel did not repurchase any shares of its outstanding common stock during the third quarter under its previously announced stock repurchase program. As of July 1, 2006, the Company was authorized to buy back up to an additional $6.5 million of its shares over the remaining term of the program, which runs through January 12, 2007. As previously indicated, repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. Insteel is not obligated to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.
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Insteel Industries, Inc.

Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s third-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products for the nonresidential and infrastructure construction industries. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Growth Initiatives” and “Outlook” sections above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 1, 2005, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in spending for nonresidential and infrastructure construction together with post-hurricane reconstruction requirements in the Gulf region of the United States; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod prices; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments; the actual incremental revenues generated by the expansions of the Company’s ESM and PC strand operations; the timely and successful completion of the
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Insteel Industries, Inc.

expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in medical costs that affect employee benefit expenses; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended October 1, 2005.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
Net sales	$91,644	$85,646	$247,024	$222,724
Cost of sales	73,158	67,694	194,446	180,026

Gross profit	18,486	17,952	52,578	42,698
Selling, general and administrative expense	3,965	3,665	12,538	11,690
Other expense (income), net	(20)	5	(249)	14
Interest expense	148	601	532	3,013
Interest income	(25)	—	(108)	—

Earnings from continuing operations before income taxes	14,418	13,681	39,865	27,981
Income taxes	5,353	5,081	14,941	9,897

Earnings from continuing operations	9,065	8,600	24,924	18,084
Earnings (loss) from discontinued operations net of income taxes of ($1,369), ($66), ($1,864) and $350	(2,149)	(101)	(2,929)	575

Net earnings	$6,916	$8,499	$21,995	$18,659

Per share amounts:(1)
Basic:
Earnings from continuing operations	$0.50	$0.46	$1.36	$0.97
Earnings (loss) from discontinued operations	(0.12)	(0.01)	(0.16)	0.03

Net earnings	$0.38	$0.45	$1.20	$1.00

Diluted:
Earnings from continuing operations	$0.50	$0.46	$1.35	$0.96
Earnings (loss) from discontinued operations	(0.12)	(0.01)	(0.16)	0.03

Net earnings	$0.38	$0.45	$1.19	$0.99

Cash dividends declared	$0.03	$0.03	$0.09	$0.03

Weighted average shares outstanding:(1)
Basic	18,075	18,756	18,380	18,582

Diluted	18,263	18,990	18,541	18,930

(1)	Amounts have been adjusted to reflect the two-for-one stock split that was distributed on June 16, 2006.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	July 1,	October 1,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$2,675	$1,371
Accounts receivable, net	41,031	38,601
Inventories	42,045	31,569
Prepaid expenses and other	2,228	3,647
Current assets of discontinued operations	2,539	5,829

Total current assets	90,518	81,017
Property, plant and equipment, net	49,177	40,970
Other assets	9,032	7,325
Non-current assets of discontinued operations	6,817	8,964

Total assets	$155,544	$138,276

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$31,523	$15,449
Accrued expenses	8,901	9,283
Current portion of long-term debt	—	2,376
Current liabilities of discontinued operations	2,354	2,247

Total current liabilities	42,778	29,355
Long-term debt	—	9,484
Other liabilities	2,334	2,401
Long-term liabilities of discontinued operations	305	—
Shareholders’ equity:
Common stock	18,167	18,861
Additional paid-in capital	46,253	45,003
Deferred stock compensation	(581)	(508)
Retained earnings	47,380	34,772
Accumulated other comprehensive loss	(1,092)	(1,092)

Total shareholders’ equity	110,127	97,036

Total liabilities and shareholders’ equity	$155,544	$138,276

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	July 1,	July 2,
	2006	2005
Cash Flows From Operating Activities:
Net earnings	$21,995	$18,659
Loss (earnings) from discontinued operations	2,929	(575)

Earnings from continuing operations	24,924	18,084
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	3,421	3,102
Amortization of capitalized financing costs	408	480
Amortization of unrealized loss on financial instruments	—	837
Stock-based compensation expense	840	487
Excess tax benefits from exercise of stock options	(254)	—
Loss (gain) on sale of property, plant and equipment	(2)	49
Deferred income taxes	(1,241)	(1,510)
Increase in cash surrender value of life insurance over premiums paid	(162)	—
Net changes in assets and liabilities:
Accounts receivable, net	(2,430)	3,971
Inventories	(10,476)	(10,484)
Accounts payable and accrued expenses	15,975	11,034
Other changes	1,370	2,285

Total adjustments	7,449	10,251

Net cash provided by operating activities - continuing operations	32,373	28,335
Net cash provided by operating activities - discontinued operations	3,003	3,063

Net cash provided by operating activities	35,376	31,398

Cash Flows From Investing Activities:
Capital expenditures	(11,677)	(4,675)
Proceeds from sale of property, plant and equipment	51	27
Increase in cash surrender value of life insurance policies	(558)	(621)

Net cash used for investing activities - continuing operations	(12,184)	(5,269)
Net cash provided by (used for) investing activities - discontinued operations	(37)	1,149

Net cash used for investing activities	(12,221)	(4,120)

Cash Flows From Financing Activities:
Proceeds from long-term debt	134,839	247,394
Principal payments on long-term debt	(146,699)	(275,503)
Financing costs	(307)	(23)
Cash received from exercise of stock options	181	152
Excess tax benefits from exercise of stock options	254	—
Repurchase of common stock	(8,529)	—
Cash dividends paid	(1,678)	—
Other	87	42

Net cash used for financing activities -; continuing operations	(21,852)	(27,938)
Net cash used for financing activities - discontinued operations	—	(560)

Net cash used for financing activities	(21,852)	(28,498)

Net increase (decrease) in cash and cash equivalents	1,303	(1,220)
Cash and cash equivalents at beginning of period	1,372	2,318

Cash and cash equivalents at end of period	$2,675	$1,098

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$187	$2,168
Income taxes	13,393	7,406
Non-cash financing activity:
Cashless exercise of stock options	—	338
Issuance of restricted stock	526	742
Declaration of cash dividends to be paid	545	566
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Insteel Industries, Inc.